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                                                                      EXHIBIT 11
                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share
                      (In thousands, except per share data)


In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share is calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.


                                      For the          For the         For the         For the
                                      quarter          quarter        six months      six months
                                       ended            ended           ended           ended
                                      June 30,         June 30,        June 30,        June 30,
                                        2000             1999            2000            1999
                                      -------          --------       ----------      ----------
Net Earnings                           $1,757           $1,626          $3,417          $3,404
Less: preferred stock dividends         1,222            1,222           2,444           2,444
                                       ------           ------          ------          ------
Net income available to common stock   $  535           $  404          $  973          $  960
                                       ======           ======          ======          ======

Average common shares outstanding       1,000            1,000           1,000           1,000

Net earnings per share - basic         $ 0.53           $ 0.40          $ 0.97          $ 0.96








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